Exhibit 99.02

PORTOLA PACKAGING, INC. ANNOUNCES
PRIVATE OFFERING OF SENIOR NOTES

SAN JOSE, CA (January 27, 2004) — Portola Packaging, Inc. today announced that it closed on January 23, 2004 an offering of $180 million aggregate principal amount of its 8 ¼% Senior Notes due February 1, 2012.  The offering was conducted in accordance with Rule 144A and Regulation S of the Securities Act of 1933.  Concurrent with the closing, Portola amended and restated its senior secured credit facility, repaid approximately $42 million of outstanding borrowings under the credit facility, and called the $110 million aggregate principal amount of its 10 ¾% Senior Notes due 2005 for redemption on February 23, 2004.  Portola also intends to use up to $20 million of the proceeds of the offering to redeem outstanding warrants and to repurchase outstanding shares of its common stock.  Any remaining net proceeds will be used for general corporate purposes.

Safe Harbor Statement

Information in this press release about the offering includes forward-looking statements that involve risks and uncertainties.  Actual events could differ materially from the company’s current expectations.  Factors that could cause or contribute to such differences include, but are not limited to, risks associated with the company’s business and general economic conditions.  These and other factors are risks associated with the company’s business that may affect its operating results are discussed in the section titled “Risk Factors” in Part I, Item 2 of the company’s most recently filed quarterly report on Form 10-Q.